                                                                 EXHIBIT 10.65

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                             AGREEMENT AND PLAN OF MERGER

                                     BY AND AMONG

                                CytoTherapeutics, Inc.

                                         and

                                CTI Acquisition, Corp.

                                         and

                                   StemCells, Inc.











                             Dated as of August 13, 1997


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                                  TABLE OF CONTENTS
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ARTICLE I
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THE MERGER....................................................................       2
         SECTION 1.1  The Merger..............................................       2
         SECTION 1.2  Effective Time..........................................       3
         SECTION 1.3  Effect of the Merger....................................       4
         SECTION 1.4  Articles of Incorporation, By-Laws......................       4
         SECTION 1.5  Directors and Officers..................................       4
         SECTION 1.6  Effect on Capital Stock.................................       4
         SECTION 1.7  Exchange of Certificates................................       8
         SECTION 1.8  Stock Transfer Books....................................      10
         SECTION 1.9  No Further Ownership Rights in Company Stock............      10
         SECTION 1.10  Lost, Stolen or Destroyed Certificates.................      10
         SECTION 1.11  Tax Consequences.......................................      10
         SECTION 1.12  Taking of Necessary Action; Further Action.............      11
         SECTION 1.13  Material Adverse Effect................................      11

ARTICLE II

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY.........................      11
         SECTION 2.1  Organization and Qualification; Subsidiaries...........      11
         SECTION 2.2  Articles of Incorporation and By-Laws..................      12
         SECTION 2.3  Capitalization.........................................      12
         SECTION 2.4  Authority Relative to this Agreement...................      12
         SECTION 2.5  No Conflict; Required Filings and Consents.............      12
         SECTION 2.6 Permits.................................................      13
         SECTION 2.7  Financial Statements...................................      14
         SECTION 2.8  Absence of Certain Changes or Events...................      14
         SECTION 2.9  No Undisclosed Liabilities.............................      15
         SECTION 2.10  Absence of Litigation.................................      15
         SECTION 2.11  Employee Benefit Plans, Employment Agreements.........      15
         SECTION 2.12  Intentionally Deleted.................................      15
         SECTION 2.13  Restrictions on Business Activities...................      16
         SECTION 2.14  Title to Property.....................................      16
         SECTION 2.15  Taxes.................................................      16
         SECTION 2.16  Environmental Matters.................................      16
         SECTION 2.17  Intellectual Property.................................      17
         SECTION 2.18  Interested Party Transactions.........................      19
         SECTION 2.19  Insurance.............................................      19
         SECTION 2.20  Accounts Receivable; Inventories......................      19

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                                         -i-
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         SECTION 2.21  Equipment.............................................      19
         SECTION 2.22  Brokers...............................................      20
         SECTION 2.23  Change in Control Payments............................      20
         SECTION 2.24  Expenses..............................................      20

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ARTICLE IV
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REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.......................     20
         SECTION 4.1  Organization and Qualification; Subsidiaries............     20
         SECTION 4.2  Charter and By-Laws.....................................     21
         SECTION 4.3  Capitalization..........................................     21
         SECTION 4.4  Authority Relative to this Agreement....................     21
         SECTION 4.5  No Conflict, Required Filings and Consents..............     21
         SECTION 4.6  SEC Filings; Financial Statements.......................     22
         SECTION 4.7  Ownership of Merger Sub; No Prior Activities............     23

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER........................................     23
         SECTION 5.1  Conduct of Business by the Company Pending the Merger...     23
         SECTION 5.2  No Solicitation.........................................     25

ARTICLE VI

ADDITIONAL AGREEMENTS.........................................................     26
         SECTION 6.1  Stockholder Meeting.....................................     26
         SECTION 6.2  Access to Information; Confidentiality..................     26
         SECTION 6.3  Consents; Approvals.....................................     26
         SECTION 6.4  Notification of Certain Matters.........................     27
         SECTION 6.5  Further Action/Tax Treatment............................     27
         SECTION 6.6  Public Announcements. ..................................     27
         SECTION 6.7  Conveyance Taxes........................................     27

ARTICLE VII

CONDITIONS TO THE MERGER......................................................      28
         SECTION 7.1  Conditions to Obligation of Each Party to Effect
                      the Merger..............................................      28
         SECTION 7.2  Additional Conditions to Obligations of Parent and
                      Merger Sub..............................................      28
         SECTION 7.3  Additional Conditions to Obligation of the Company......      30
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                                         -ii-
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ARTICLE VIII
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TERMINATION...................................................................      31
         SECTION 8.1  Termination.............................................      31
         SECTION 8.2  Effect of Termination...................................      33
         SECTION 8.3  Fees and Expenses.......................................      33

ARTICLE IX

GENERAL PROVISIONS............................................................      33
         SECTION 9.1  Indemnification.........................................      33
         SECTION 9.2  Notices.................................................      37
         SECTION 9.3  Certain Definitions.....................................      38
         SECTION 9.4  Amendment...............................................      39
         SECTION 9.5  Waiver..................................................      39
         SECTION 9.6  Headings................................................      39
         SECTION 9.7  Severability............................................      39
         SECTION 9.8  Entire Agreement........................................      40
         SECTION 9.9  Assignment; Guarantee of Merger Sub Obligations........       40
         SECTION 9.10  Parties in Interest....................................      40
         SECTION 9.11  Failure or Indulgence Not Waiver; Remedies Cumulative..      40
         SECTION 9.12  Governing Law..........................................      40
         SECTION 9.13  Waiver of Jury Trial...................................      40
         SECTION 9.14  Counterparts; Miscellaneous............................      41

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                                        -iii-

                             AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of August 13, 1997 (this "Agreement"), among CytoTherapeutics, Inc., a Delaware corporation ("Parent"), CTI Acquisition, Corp., a California corporation and a wholly owned subsidiary of Parent ("Merger Sub") and StemCells, Inc., a California corporation (the "Company").

                                     WITNESSETH:

     WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders for Parent to enter into a business combination with the Company upon the terms and subject to the conditions set forth herein;

     WHEREAS, in furtherance of such combination, the Boards of Directors of Parent and Merger Sub have each approved the merger of Merger Sub with and into the Company (the "Merger") in accordance with the applicable provisions of the California Corporation Code (the "CCC") upon the terms and subject to the conditions set forth herein;

     WHEREAS, Parent, Merger Sub and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder; and

     WHEREAS, pursuant to the Merger, each outstanding share (a "Share") of the Company's capital stock, including the Company's common stock, $.001 par value (the "Company Common Stock") and the Company's Class B common stock, $.001 par value (the "Class B Common Stock"), shall be converted into the right to receive shares of Parent's common stock, $.01 par value ("Parent Common Stock" and together with the Company Common Stock, "Company Stock"), upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                      ARTICLE I

                                      THE MERGER

     SECTION 1.1  The Merger.

     (a) Effective Time. At the Effective Time (as defined in Section 1.2), and subject to and upon the terms and conditions of this Agreement and the CCC, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

     (b) Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section
8.1 and subject to the satisfaction or waiver of the conditions set forth in
Article VII, the consummation of the Merger (the "Closing") will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VII, at the offices of Ropes & Gray, One International Place, Boston, Massachusetts, unless another date, time or place is agreed to in writing by the parties hereto.

     (c) Escrow. At the Effective Time, Parent shall deliver to State Street Bank & Trust Company (or such other escrow agent as the parties may agree), or any successor or other escrow agent (the "Escrow Agent") appointed pursuant to the Escrow Agreement (as hereinafter defined) the number of shares of Parent Common Stock as set forth on Schedule 1 to the Escrow Agreement, such shares to be held and applied in accordance with the Escrow Agreement (the "Escrow Shares").

     (d) Stockholders Representative. The Principal Stockholders, by virtue of their approval of the Agreement, will be deemed to have irrevocably constituted and appointed, effective as of the Effective Time, Richard M. Rose (together with his permitted successors, the "Stockholder Representative"), as their true and lawful agent and attorney-in-fact to enter into any agreement in connection with the transactions contemplated by this Agreement and any transactions contemplated by the Escrow Agreement, to exercise all or any of the powers, authority and discretion conferred on him under any such agreement, to waive any terms and conditions of any such agreement (other than the Merger Consideration), to give and receive notices on their behalf and to be their exclusive representative with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by any such agreement, including, without limitation, the defense, settlement or compromise of any claim, action or proceeding for which the Parent or the Merger Sub may be entitled to indemnification and the Stockholder Representative agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact. This power of attorney is coupled with an interest and is irrevocable. The Stockholder Representative shall not be liable

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for any action taken or not taken by him in connection with his obligations under this Agreement (i) with the consent of Principal Stockholders who, as of the date of this Agreement, owned a majority in number of the outstanding shares of Company Common Stock owned by the Principal Stockholders or (ii) in the absence of his own gross negligence or wilful misconduct. If the Stockholder Representative shall be unable or unwilling to serve in such capacity, his successor shall be named by Principal Stockholders holding a majority of the shares of Company Common Stock owned by the Principal Stockholders at the Effective Time who shall serve and exercise the powers of Stockholder Representative hereunder. For purposes of this Agreement, the "Principal Stockholders" shall be those natural persons identified in the Escrow Agreement as being parties to the Escrow Agreement.

     (e) Closing Certificate; Exchange Ratio. At the Closing, the Company shall deliver to Parent a certificate, in form and substance satisfactory to Parent and signed by its Chief Executive Officer and Chief Financial Officer (the "Company Closing Certificate"), certifying (i) the number of outstanding shares of Company Common Stock and Class B Common Stock, as of the date of the Closing,
(ii) the maximum number of shares of Company Common Stock and Class B Common Stock issuable upon the conversion or exercise of all options, warrants, and other securities of the Company convertible into or exercisable for shares of Company Common Stock that are outstanding on the Closing Date (whether or not such securities are then exercisable in full), and (iii) the Excess Company Expenses (as defined in Section 8.3). The aggregate number of shares of Parent Common Stock to be issued in the Merger in exchange for each share of Company Common Stock shall be the result of dividing (i) the result of $7,900,000 less the Excess Company Expenses (as defined in Section 8.3) divided by $5.00, by
(ii) the number of shares of Company Common Stock and shares of Class B Common Stock outstanding on the date of the Closing, plus the maximum number of shares of Company Common Stock or Class B Common Stock issuable upon the conversion or exercise of all options, warrants, preferred stock and other securities of the Company convertible into or exercisable for shares of Company Common Stock (other than outstanding shares of Class B Common Stock) or Class B Common Stock that are outstanding on the Closing Date (whether or not such securities are then exercisable in full) (such result, expressed as a ratio of the number of shares of Parent Common Stock to be issued in the Merger for each then outstanding share of Company Common Stock, is hereinafter referred to as the "Exchange Ratio"). The number of shares of Common Stock issuable upon conversion of the Convertible Promissory Notes and the Stock Purchase Warratns (each as defined in Section 2.3 below) shall be deemed to be 18,503.

     SECTION 1.2 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing a duly executed and delivered Agreement of Merger in a form reasonably acceptable to the Company and Parent and as contemplated by the CCC (the "Merger Agreement"), with the Secretary of State of the State of California, in such form as required by, and executed in accordance with the relevant provisions of, the CCC (the time of such filing being the "Effective Time").

     SECTION 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Merger Agreement and the applicable provisions of the CCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.4  Articles of Incorporation, By-Laws.

     (a) Articles of Incorporation. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Articles of Incorporation of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended and restated to read as did the Articles of Incorporation of the Merger Sub immediately prior to the Effective Time, except that the name of the Surviving Corporation will remain unchanged.

     (b) By-Laws. Unless otherwise determined by Parent prior to the Effective Time, the By-Laws of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended and restated to read as did the By-Laws of the Merger Sub immediately prior to the Effective Time, except that the name of the Surviving Corporation shall remain unchanged.

     SECTION 1.5 Directors and Officers. The initial directors and officers of the Surviving Corporation shall be as follows, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation:
Irving Weissman, M.D. - Director, Fred Gage, M.D. - Director, Seth A. Rudnick, M.D. - Director, John McBride - Director and Treasurer, Ivor Elrifi - Director and Secretary and Richard Rose - President.

     SECTION 1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company or the holders of any of the following securities:

     (a)  Conversion of Securities.

          (i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and each share of Class B Common Stock issued and outstanding immediately prior to the Effective Time (excluding any shares of Company Common Stock or Class B Common Stock to be canceled pursuant to Section 1.6(b) and Company Dissenting Shares (as defined in Section 1.6(c)) shall be converted, subject to Section 1.6(i), into the right to receive validly issued, fully paid and nonassessable shares ("Parent Shares") of Parent Common Stock equal to the Exchange Ratio.

          (ii)  Each of the Convertible Promissory Notes (as defined in Section
     2.3 below) outstanding immediately prior to the Effective Time shall, in full satisfaction thereof, be converted into the right to receive the number of shares of Company Common Stock equal to the outstanding principal balance of each such Convertible Promissory Note divided by $11.40. The resultant number of shares of Company Common Stock shall be converted into the right to receive shares of Parent Common Stock as provided in Section 1.6(a)(i) above.

     (b) Cancellation. Each share of Company Common Stock and each share of Class B Common Stock held in the treasury of the Company and each share of Company Common Stock and each share of Class B Common Stock owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of the Company or Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

     (c) Shares of Dissenting Holders. (a) Notwithstanding anything to the contrary contained in this Agreement, any holder of Company Common Stock or Class B Common Stock with respect to which dissenters' rights, if any, are granted by reason of the Merger under the CCC and who does not vote in favor of the Merger and who otherwise complies with Chapter 13 of the CCC shall be entitled to receive with respect to such shares (the "Company Dissenting Shares") the payment provided for by Chapter 13 of the CCC and only such payment, and shall not be entitled to receive shares of Parent Common Stock pursuant to Section 1.6(a) hereof. If any such holder fails to perfect, effectively withdraws or loses his or her dissenters' rights under the CCC, his or her Company Dissenting Shares shall thereupon be deemed to have been converted, as of the Effective Time, into the right to receive shares of Parent Common Stock pursuant to Section 1.6(a).

     (d) Payments on Company Dissenting Shares. Any payments relating to the Company Dissenting Shares shall be made solely by the Surviving Corporation and no funds or other property have been or will be provided by Merger Sub or any of Parent's other direct or indirect subsidiaries for such payment.

     (e)  Stock Options under the 1996 Stock Option Plan.

          (i) At the Effective Time, each outstanding option to purchase Company Common Stock granted under the Company's 1996 Stock Option Plan (the "Company Stock Option Plan" and each such option a "Stock Option"), whether vested or unvested, shall be deemed assumed by Parent and deemed to constitute an option to acquire, on the same terms and conditions as were applicable to such Stock Option under the Company Stock Option Plan and any other agreement to which such Stock Option is subject prior to the Effective Time, the number (rounded down to the nearest whole number) of shares of Parent Common Stock as the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable), at a price per share equal to (x) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such Stock Option divided by (y) the result obtained by multiplying the number of shares of Company Common Stock otherwise purchasable pursuant to such Stock Option by the Exchange Ratio (provided that in no event shall the per share exercise price under such option be less than $.01).

          (ii) As soon as practicable after the Effective Time, Parent shall deliver to each holder of an outstanding Stock Option an appropriate notice setting forth such holder's rights pursuant thereto, and such Stock Option shall continue in effect on the same terms and conditions.

          (iii) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery pursuant to the terms set forth in this Section 1.6(e).

          (iv) Subject to any applicable limitations under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), Parent shall file a Registration Statement on Form S-8 (or any successor form), effective promptly following the Effective Time, with respect to the shares of Parent Common Stock issuable upon exercise of the Stock Options, and the Parent shall use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses relating thereto) for so long as such options shall remain outstanding.

     (f)  Other Stock Options.

          (i) At the Effective Time, each outstanding option to purchase Company Common Stock other than the Stock Options (each a "Licensor Stock Option"), whether vested or unvested, shall be deemed assumed by Parent and deemed to constitute an option to acquire, on the same terms and conditions as were applicable to the Licensor Stock Option prior to the Effective Time, the number (rounded down to the nearest whole number) of shares of Parent Common Stock as the holder of such Licensor Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable), at a price per share equal to (x) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such Licensor Stock Option divided by (y) the result obtained by multiplying the number of shares of Company Common Stock otherwise purchasable pursuant to such Licensor Stock Option by the Exchange Ratio (provided that in no event shall the per share exercise price of such option be less than $.01).

          (ii) As soon as practicable after the Effective Time, Parent shall deliver to each holder of an outstanding Licensor Stock Option an appropriate notice setting forth such holder's rights pursuant thereto, and such Licensor Stock Option shall continue in effect on the same terms and conditions.

          (iii) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery pursuant to the terms set forth in this Section 1.6(f).

     (g)  Stock Purchase Warrants.

          (i)  The holders of the Stock Purchase Warrants (as defined in Section
     2.3 below), by virtue of their approval of the Agreement, will be deemed to have agreed to the changes to and conversion of the Stock Purchase Warrants as follows: at the Effective Time, each outstanding Stock Purchase Warrant (as defined in Section 2.3 below) shall be deemed exercisable in full and deemed assumed by Parent and deemed to constitute a warrant to acquire, on the same terms and conditions as were applicable such Stock Purchase Warrants prior to the Effective Time, the number (rounded down to the nearest whole number) of shares of Parent Common Stock as the holder of such Stock Purchase Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such Warrant option in full immediately prior to the Effective Time (not taking into account whether or not such Warrant option was in fact exercisable), at a price per share equal to (x) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such Stock Purchase Warrant divided by
     (y) the result obtained by multiplying the number of shares of Company Common Stock otherwise purchasable pursuant to such Stock Purchase Warrant (assuming the Exercise Price (as defined in the Stock Purchase Warrants) is $11.40 divided by the Exchange Ratio (provided that in no event shall the per share exercise price of such option be less than $.01). Each of the Stock Purchase Warrants shall be deemed to be exercisable for the number of shares of Company Common Stock equal to the initial dollar amount set forth in Section 1 of each such Stock Purchase Warrant divided by $11.40 (rounded down to the nearest whole share). The Exercise Period (as defined in the Stock Purchase Warrants) shall be deemed to be from the date of the Effective Time through an including the date five years from the date of such Stock Purchase Warrant.

          (ii) As soon as practicable after the Effective Time, Parent shall deliver to each holder of an outstanding Stock Purchase Warrant an appropriate notice setting forth such holder's rights pursuant thereto, and such Stock Purchase Warrants shall continue in effect on the same terms and conditions.

          (iii) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery pursuant to the terms set forth in this Section 1.6(g).

     (h) Capital Stock of Merger Sub. Each share of common stock, $.001 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $.001 par value, of the Surviving Corporation.

     (i) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, reclassification, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock occurring after the date hereof and prior to the Effective Time.

     (j) Fractional Shares. No certificates or scrip representing less than one share of Parent Common Stock shall be issued upon the surrender for exchange of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"). In lieu of any such fractional share, each holder of Shares who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange shall be paid upon such surrender cash (without interest) determined by multiplying (i) $5.00 by (ii) the fractional interest of Parent Common Stock to which such holder would otherwise be entitled. As soon as practicable after determining the amount of cash, if any, to be paid to former holders of Company Common Stock with respect to any fractional shares of Parent Common Stock, the Parent shall promptly pay such amounts to such holders in accordance with Article I.

     SECTION 1.7  Exchange of Certificates.

     (a) Exchange Agent. Parent shall supply, or shall cause to be supplied, to or for the account of Boston Equiserve, or such other bank or trust company as shall be designated by Parent (the "Exchange Agent"), in trust for the benefit of the holders of Company Stock, for exchange in accordance with this
Section 1.7, certificates evidencing the shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of the Company's capital stock. All of the shares of Parent Common Stock issued in the Merger shall be issued as of and be deemed to be outstanding as of the Effective Time. Parent shall cause all such shares of Parent Common Stock to be issued in connection with the Merger to be duly authorized, validly issued, fully paid and nonassessable.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to each holder of record of Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify that are not inconsistent with the terms of this Agreement), and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing the shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole of shares of Parent Common Stock which such holder has the right to receive in accordance with the Exchange Ratio in respect of the Shares formerly evidenced by such Certificate, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 1.7(c), and (C) cash in respect of fractional shares as provided in Section 1.6(h) (the shares of Parent Common Stock, dividends, distributions and cash being, collectively, the "Merger Consideration"), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company as of the Effective Time, the Merger Consideration may be issued and paid in accordance with this Article I to a transferee if the Certificate evidencing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.7(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented Shares of Company Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends and subject to Section 1.6(g), to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Stock shall have been so converted.

     (c) Distributions With Respect to Unexchanged Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock they are entitled to receive until the holder of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

     (d) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition to the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or have established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

     (e) No Liability. Neither Parent, Merger Sub nor the Company shall be liable to any holder of Company Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law following the passage of time specified therein.

     (f) Withholding Rights. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

     SECTION 1.8 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Company Stock thereafter on the records of the Company.

     SECTION 1.9 No Further Ownership Rights in Company Stock. The Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     SECTION 1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock as may be required pursuant to Section 1.6 as well as the other Merger Consideration as provided in this Article; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in form satisfactory to Parent, or a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     SECTION 1.11 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     SECTION 1.12 Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

     SECTION 1.13 Material Adverse Effect. When used in connection with the Company or Parent or any of its subsidiaries, as the case may be, the term "Material Adverse Effect" means any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, (a) is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), prospects, financial condition or results of operations of the Company or Parent and its subsidiaries, as the case may be, in each case taken as a whole, or (b) is or is reasonably likely to delay or prevent the consummation of the transactions contemplated hereby.

                                      ARTICLE II

                REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

     The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by the Company to Parent that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II (the "Company Disclosure Schedule"), the statements contained in this Article II are true and correct as of the date of this Agreement and, unless a date is specified in such representation or warranty, will be true and correct as of the date of Closing (as though made on and as of the date of Closing unless such representations is as of a specific date, then only as of that date).
Disclosure in any paragraph of the Disclosure Schedule shall qualify only the corresponding paragraph in this Article II:

     SECTION 2.1 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of California and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority could not reasonably be expected to have a Material Adverse Effect. The Company is not required to be qualified or licensed as a foreign corporation in any state to do business, because the character of its properties owned, leased or operated and the nature of its activities makes such qualification or licensing unnecessary. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

     SECTION 2.2 Articles of Incorporation and By-Laws. The Company has heretofore furnished to Parent a complete and correct copy of its Articles of Incorporation and By-Laws as amended to date. Such Articles of Incorporation and By-Laws are in full force and effect. The Company is not in violation of any of the provisions of its Articles of Incorporation or By-Laws.

     SECTION 2.3 Capitalization. The authorized capital stock of the Company consists of (i) 5,000,000 shares of Company Common Stock and (ii) 80,000 shares of Class B Common Stock. As of the date hereof, (a) 491,217 shares of Company Common Stock and 80,000 shares of Class B Common Stock, respectively, were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and no such shares were held in treasury, (b) no shares of Company Common Stock were held by subsidiaries of the Company,
(c) 28,000 shares of Company Common Stock were reserved for future issuance pursuant to outstanding stock options granted under the Company Stock Option Plan, (d) 75,500 shares of Company Common Stock were reserved for future issuance pursuant to outstanding Licenser Stock Options and (e) 80,000 shares of Company Common Stock were reserved for issuance pursuant to the conversion of the shares of Class B Common Stock. Upon the conversion of the shares of Class B Common Stock outstanding on the date hereof, there will be outstanding an additional 80,000 shares of Company Common Stock. Section 2.3 of the Company Disclosure Schedule sets forth a list of all convertible promissory notes (the "Convertible Promissory Notes"), options and warrants (the "Stock Purchase Warrants") issued by the Company. Except as set forth in Section 2.3 or Section 2.11 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company. All shares of the capital stock of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in Section 2.3 of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company to provide funds to or make any investment (in the form of a loan, capital contribution, guaranty or otherwise) in any entity.

     SECTION 2.4 Authority Relative to this Agreement. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Merger Agreement and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Merger Agreement or to consummate the transactions so contemplated (other than the Requisite Approvals as hereinafter defined).
The Board of Directors of the Company has determined that it is advisable and in the best interest of the

Company's stockholders for the Company to enter into a business combination with Parent upon the terms and subject to the conditions of this Agreement, and has unanimously recommended that the Company's stockholders approve and adopt this Agreement, the Merger Agreement and the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, as applicable, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

     (b) The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and the Class B Common Stock (on an as converted basis), voting as a single class, and the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock voting as its own class is necessary to approve this Agreement, the Merger Agreement and the Merger (the "Requisite Approvals").

     SECTION 2.5  No Conflict; Required Filings and Consents.

     (a) Section 2.5(a) of the Company Disclosure Schedule includes a list of (i) all loan agreements, notes, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, standby letters of credit, equipment leases or lease purchase agreements to which the Company is a party or by which it is bound; and (ii) all contracts, agreements, licenses, material transfer agreements, sponsored research agreements, commitments or other understandings or arrangements to which the Company is a party or by which it or any of its properties or assets is bound or affected, but excluding contracts, agreements, research agreements, licenses, equipment leases, equipment obligations, commitments or other understandings or arrangements entered into in the ordinary course of business and involving, in the case of each of (i) and (ii) above, payments (or obligations to make payments) or receipts by the Company of less than $5,000 in any single instance but not more than $20,000 in the aggregate.

     (b) Except as disclosed in Section 2.5(b) of the Company Disclosure Schedule, (i) the Company has not breached, is not in default under, and has not received written notice of any breach of or default under, any of the agreements, contracts, licenses or other instruments referred to in clauses
(i) or (ii) of Section 2.5(a), (ii) to the best knowledge of the Company, no other party to any of the agreements, contracts, licenses or other instruments referred to in clauses (i) or (ii) of Section 2.5(a) has breached or is in default of any of its obligations thereunder and (iii) each of the agreements, contracts, licenses and other instruments referred to in clauses
(i) or (ii) of Section 2.5(a) is in full force and effect and no event has occurred and no circumstances exist which would permit a licensor under any of the licenses referred to in clause (ii) of Section 2.5(a) to cause the license granted to the Company pursuant to such license to be made non-exclusive.

     (c) Except as set forth in Section 2.5(c) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this

Agreement by the Company and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Articles of Incorporation or By-Laws of the Company, (ii) conflict with or violate any federal, foreign, state or provincial law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or by which its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default under), or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (as defined in Section 2.14) on any of the properties or assets of the Company or pursuant to, any note, bond, mortgage, indenture, contract, agreement, research agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties is bound.

     (d) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, foreign, state or provincial governmental or regulatory authority except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, state securities laws ("Blue Sky Laws"), any required foreign anti-trust or similar filings and the filing and recordation of appropriate merger or other documents as required by the CCC, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay the Company from performing its obligations under this Agreement.

     SECTION 2.6 Permits.

     Except as disclosed in Section 2.6 of the Company Disclosure Schedule, the Company holds all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of the Company as it is now being conducted (collectively, the "Company Permits"). The Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

     SECTION 2.7  Financial Statements.

     (a) Attached to the Company Disclosure Schedule is the unaudited consolidated balance sheet of the Company as of July 31, 1997, to (the "Financial Statements").

     (b) The Financial Statements (including, in each case, any related notes thereto) fairly presents the financial position of the Company as at the date thereof.

     (c) The Company's accounts payables as of the date hereof are set forth in Section 2.7(c) to the Company Disclosure Schedule.

     SECTION 2.8 Absence of Certain Changes or Events. Except as set forth in Section 2.8 of the Company Disclosure Schedule, since [Date of Balance Sheet), the Company has conducted its business in the ordinary course and there has not occurred: (a) any Material Adverse Effect; (b) any damage to, destruction or loss of any asset of the Company (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect; (c) any material revaluation by the Company of any of its assets, including, without limitation, writing off notes or accounts receivable other than in the ordinary course of business; (f) any other action or event that would have required the consent of Parent pursuant to Section 5.1 had such action or event occurred after the date of this Agreement; or (g) any sale or license of the property or assets of the Company.

     SECTION 2.9  No Undisclosed Liabilities.  Except as is disclosed in
Section 2.9 of the Company Disclosure Schedule, the Company has no liabilities (absolute, accrued, contingent or otherwise), except liabilities
(a) in the aggregate adequately provided for on the face of the Company's balance sheet included in the Financial Statements, (b) incurred in connection with this Agreement, or (c) incurred in the ordinary course of business.

     SECTION 2.10  Absence of Litigation.  Except as set forth in Section
2.10 of the Company Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company, or any properties or rights of the Company, before any federal, foreign, state or provincial court, arbitrator or administrative, governmental or regulatory authority or body, nor, to the knowledge of the Company, is there any basis therefor.

     SECTION 2.11  Employee Benefit Plans, Employment Agreements.

     (a) Except for the Company Stock Option Plan, the Company has no, and has never had any (i) employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")),
(ii) employee welfare plans (as defined in Section 3(1) of ERISA), (iii) other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, written or otherwise, for the benefit of, or relating to, any present or former employee (including any beneficiary of any such employee) of, or any present or former consultant (including any beneficiary of any such consultant) to the Company.

     (b) Section 2.11(b) of the Company Disclosure Schedule sets forth a true and complete list of: (i) all employment agreements with officers of the Company; (ii) all agreements with consultants who are individuals obligating the Company to make annual cash payments in an amount exceeding $30,000 (iii) all employees of, or consultants to, the Company who have executed a non-competition agreement with the Company; (iv) all severance agreements, programs and policies of the Company with or relating to its employees, in each case with outstanding commitments exceeding $30,000, excluding programs and policies required to be maintained by law; and (v) all plans, programs, agreements and other arrangements of the Company with or relating to its employees which contain change in control provisions.

     SECTION 2.12  Intentionally Deleted.

     SECTION 2.13 Restrictions on Business Activities. Except for this Agreement, to the best of the Company's knowledge, there is no agreement, judgement, injunction, order or decree binding upon the Company which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property by the Company or any of its subsidiaries or the conduct of business by the Company as currently conducted or as proposed to be conducted by the Company, except for any prohibition or impairment as could not reasonably be expected to have a Material Adverse Effect.

     SECTION 2.14 Title to Property. Except as set forth in Section 2.14 of the Company Disclosure Schedule, the Company has good and defensible title to all of its tangible properties and assets, free and clear of all security liens, claims, pledges, agreements, charges and other encumbrances (collectively, "Liens"), except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby. The Company does not own or lease any real property and the Company is not party to or bound by any lease with respect to personal property.

     SECTION 2.15  Taxes.

     (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security (or similar), workers' compensation, unemployment compensation, disability, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, environmental (including taxes under Code Section
59A), customs duties, registration, alternative and add-on minimum, estimated, transfer and gains taxes, or other tax of any kind whatsoever and
(ii) in all cases, including interest, penalties, additional taxes and additions to tax imposed with respect thereto whether disputed or not; and "Tax Returns" shall mean returns, reports, declarations, forms and information returns or statements relating to Taxes including any schedule or attachment thereto required to be filed with the IRS or any other federal, foreign, state, local or provincial taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

     (b) Other than as disclosed in Section 2.15(b) of the Company Disclosure Schedule, (i) the Company has filed all Tax Returns required to be filed by it and all such Tax Returns were correct and complete in all material respects, (ii) the Company has paid and discharged all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and with respect to which the Company is maintaining adequate reserves, (iii) no Tax Return referred to in clause (i) has been the subject of examination by the Internal Revenue Service ("IRS") or the appropriate state, local or foreign taxing authority of which written notice was received; (vii) no deficiencies have been asserted or assessments made as a result of any examinations of the Tax Returns referred to in clause
(i) by the IRS or the appropriate state, local or foreign taxing authority;
(iv) no action, suit, proceeding, audit, claim, deficiency or assessment has been claimed or raised or is pending with respect to any Taxes of the Company; (v) the Company has withheld from its employees, customers, consultants and other payees (and timely paid to the appropriate governmental authority) all amounts required by the Tax withholding provisions of applicable federal, state, local, and foreign laws (including, without limitation, income, social security, and employment Tax withholding for all types of compensation, and withholding on payments to non-United States persons) for all periods; (vi) there has not been filed a consent under Code section 341(f) concerning collapsible corporations with respect to the Company; (vii) the Company has not made any payment, is not obligated to make any payment, and is not a party to any agreement that could obligate it to make any payments that will not be deductible under Code section 280G or be subject to the excise tax of Code section 4999 and (viii) no claim has ever been made by any authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to tax by that jurisdiction. There are no tax liens on or security interests in any assets of the Company; and neither the Company nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes (including deferred taxes) reflected in the Financial Statements are in all material respects adequate to cover all Taxes required to be accrued through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with generally accepted accounting principles.

     SECTION 2.16 Environmental Matters. Except in all cases as, in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect, the Company is and always has been in compliance with all applicable federal, state, foreign or local laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company or its respective agents ("Environmental Laws").

     SECTION 2.17  Intellectual Property.

     (a) All of the proprietary intellectual property which the Company, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, including, without limitation, all inventions, patents, trademarks, trade names, service marks, copyrights, and any applications therefor, compositions of matter, cells, techniques, technology, trade secrets, know-how, research and development, know-how, technical data, proprietary computer software programs or applications, and other tangible or intangible proprietary information or material (collectively, the "Company Intellectual Property Rights") are described in Section 2.17(a) of the Company Disclosure Schedule. Such Section sets forth a complete list of all patents, trademarks, registered copyrights, trade names and service marks, and any applications therefor, included in the Company Intellectual Property Rights, and specifies, where applicable, the jurisdictions in which each such Company Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers, the names of all registered owners and, in the case of any application, the status of such application.

     (b) Section 2.17(b) of the Company Disclosure Schedule sets forth a complete list of all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company or any other person is authorized to use any Company Intellectual Property Right or other trade secret material to the Company, and includes the identity of all parties thereto. The Company is not in violation of any license, sublicense or agreement described on such list and the Company has neither taken any action nor failed to take any action that with the passage of time would result in violation of any such license, sublicense or agreement described on such list. The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will neither cause the Company to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement, except as set forth on Section 2.17(c) of the Company Disclosure Schedule.

     (c) Except as set forth in Section 2.17(c) of the Company Disclosure Schedule the Company is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any Liens or other encumbrances) the Company Intellectual Property Rights, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Company Intellectual Property Rights are being used. Except as disclosed in Section 2.17(c) of the Company Disclosure Schedule, to the Company's knowledge, the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, and the Company has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any intellectual property rights of any third party). To the knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Company Intellectual Property Rights. With respect to all registered patents, trademarks, service marks and copyrights included in the Company Intellectual Property Rights, the Company has not received any notice, claim or demand alleging that any of such patents, trademarks, service marks or copyrights are invalid. No Company Intellectual Property Right of the Company is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company. The Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market. All of the employees, consultants and independent contractors of the Company developed any of the Company Intellectual Property have entered into agreements assigning all right, title and interest in the Company Intellectual Property to the Company. The Company has a policy requiring each employee, consultant and independent contractor to execute a confidentiality agreement substantially in the form previously delivered to Parent.

     SECTION 2.18  Interested Party Transactions.  Except as set forth in
Section 2.18 of the Company Disclosure Schedule, since December 31, 1996, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC assuming the monetary threshold for reporting such relationships and transactions under such Item was $20,000.

     SECTION 2.19  Insurance.  The Company maintains no insurance policies.

     SECTION 2.20  Accounts Receivable; Inventories.

     (a) The Company has no accounts or notes receivable. The Company has no inventory of raw materials and supplies, manufactured, goods in process, or finished goods.

     SECTION 2.21 Equipment. All of the tangible personal property of the Company other than inventory (the "Equipment") is in good working order, operating condition and state of repair, ordinary wear and tear excepted.

     SECTION 2.22 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its subsidiaries or affiliates.

     SECTION 2.23  Change in Control Payments.  Except as set forth on
Section 2.11(d) or Section 2.23 of the Company Disclosure Schedule, the Company does not have any plans, programs or agreements to which it is a party, or to which it is subject, pursuant to which payments may be required or acceleration of benefits may be required upon a change of control of the Company.

     SECTION 2.24 Expenses. Section 2.24 of the Company Disclosure Schedule attached hereto sets forth a description of the estimated expenses of the Company and its subsidiaries which the Company expects to incur, or has incurred, in connection with the transactions contemplated by this Agreement.

                                ARTICLE III

                          [Intentionally Deleted]

                                 ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by Parent to the Company that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III (the "Parent Disclosure Schedule"):

     SECTION 4.1 Organization and Qualification; Subsidiaries. Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority could not reasonably be expected to have a Material Adverse Effect. Each of Parent and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not reasonably be expected to have a Material Adverse Effect.

     SECTION 4.2 Charter and By-Laws. Parent has heretofore furnished to the Company a complete and correct copy of its Certificate of Incorporation and By-Laws, as amended to date and the Articles of Incorporation and By-laws of Merger Sub, as amended to date. Such Certificate of Incorporation, Articles of Incorporation and By-Laws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its charter or By-Laws.

     SECTION 4.3 Capitalization. As of July 31, 1997, the authorized capital stock of Parent consisted of (i) 45,000,000 shares of Parent Common Stock of which 16,536,172 shares were issued and outstanding, all of which are validly issued, fully paid and non-assessable, none of which were held in treasury, 2,914,415 shares were reserved for future issuance under Parent's equity incentive plan, directors option plan and employee stock purchase plan and (ii) 1,000,000 shares of preferred stock, $.01 par value per share, none of which was issued and outstanding and none of which was held in treasury. No material change in such capitalization has occurred between June 30, 1997 and the date hereof. The authorized capital stock of Merger Sub consists of 1000 shares of common stock, $.001 par value, all of which are issued and outstanding.

     SECTION 4.4 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the Merger Agreement and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Merger Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, the Merger Agreement, or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against each of them in accordance with its terms.

     SECTION 4.5  No Conflict, Required Filings and Consents.

     (a) Except as set forth in Section 4.5(c) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of Parent or the Articles of Incorporation or By-Laws of Merger Sub,
(ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair Parent's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that could not reasonably be expected to have a Material Adverse Effect.

     (b) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the

Securities Act, the Exchange Act, the Blue Sky Laws, any foreign antitrust or similar filings and the filing and recordation of appropriate merger or other documents as required by the CCC, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent Parent or Merger Sub from performing their respective obligations under this Agreement, and would not have a Material Adverse Effect.

     SECTION 4.6  SEC Filings; Financial Statements.

     (a) Parent has filed all forms, reports and documents required to be filed with the SEC, including (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1996 and December 31, 1995, (ii) its Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, (iii) all proxy statements relating to Parent's meetings of stockholders (whether annual or special) since January 1, 1997, (iv) all other reports or registration statements (other than Reports on Form 10-Q) filed by Parent with the SEC since January 1, 1997, (v) all amendments and supplements to all such reports and registration statements filed by Parent with the SEC and
(vi) a draft of the Parents Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 (collectively, the "Parent SEC Reports"). The Parent SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or in the case of June 30, 1997 10-Q, when filed) (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports has been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     SECTION 4.7 Ownership of Merger Sub; No Prior Activities. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

                                      ARTICLE V

                      CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 5.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent, shall otherwise agree in writing, the Company shall conduct its business only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice other than actions taken by the Company in contemplation of the Merger; and the Company shall use all reasonable commercial efforts to preserve substantially intact the business organization of the Company, to keep available the services of the present officers, employees and consultants of the Company and to preserve the present relationships of the Company with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, the Company shall not, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

     (a) amend or otherwise change the Articles of Incorporation or By-Laws of the Company;

     (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company, or its affiliates (except for the issuance of shares of Company Common Stock issuable pursuant to Stock Options which were granted under the Company Stock Option Plan and are outstanding on the date hereof).

     (c) sell, pledge, dispose of or encumber any assets of the Company (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $10,000 in the aggregate);

     (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (except for the issuance of shares of Company Common Stock issuable pursuant to Stock Options which were granted under the Company Stock Option Plan and are outstanding on the date hereof) or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities, including, without limitation, shares of Company Stock or any option, warrant or right, directly or indirectly, to acquire shares of the Company's capital stock or propose to do any of the foregoing;

     (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money calling for aggregate payments in excess of $10,000 or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or, except in the ordinary course of business consistent with past practice, make any loans or advances;
(iii) enter into or amend any material contract or agreement; (iv) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $10,000 for the Company and its subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 5.1(e);

     (f) increase the compensation payable or to become payable to its officers or employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law provided the Company may increase wages in the ordinary course of business consistent with the Company's past practice but not more than 5% for any individual employee;

     (g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

     (h) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations;

     (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Financial Statements or incurred in the ordinary course of business and consistent with past practice; or

     (j) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1 (a) through (i) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

     SECTION 5.2  No Solicitation.

     (a) The Company shall not, directly or indirectly, through any officer, director, employee, stockholder, representative or agent of the Company, (i) solicit, initiate or encourage the initiation of any inquiries or proposals regarding any merger, sale of substantial assets, sale of any shares of capital stock (including without limitation by way of a tender offer or stock sale), license to any of the Company Intellectual Property Rights or similar transactions involving the Company other than the Merger (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal or (iii) agree to, approve or recommend any Acquisition Proposal.

     (b) The Company shall immediately notify Parent after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any person or entity that informs the Board of Directors of the Company that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing.

     (c) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent and Merger Sub) conducted heretofore with respect to any Acquisition Proposal or any request for nonpublic information relating to the Company. The Company agrees not to release any third party from the confidentiality provisions of any confidentiality agreement to which the Company is a party.

     (d) The Company shall ensure that the officers, directors and employees of the Company and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this
Section 5.2.

                                ARTICLE VI

                          ADDITIONAL AGREEMENTS

     SECTION 6.1 Stockholder Meeting. As promptly as practicable after the execution of this Agreement, and in any event within 20 days thereafter, the Company shall call and hold a special meeting of its stockholders in accordance with applicable laws for the purpose of obtaining the approval of the Merger, this Agreement, the Merger Agreement, and the transactions contemplated hereby (the "Stockholder Meeting"). Except as otherwise agreed by Parent, the Company shall not solicit proxies from any of its stockholders in connection with the Stockholder Meeting.

     SECTION 6.2 Access to Information; Confidentiality. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), the Company and Parent shall each (and shall cause each of their subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company and Parent each shall (and shall cause each of their subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either Parent or the Company may reasonably request. Each party shall keep such information confidential in accordance with the terms of the confidentiality letter (the "Confidentiality Letter") dated as of April 18, 1997 between Parent and the Company.

     SECTION 6.3 Consents; Approvals. The Company and Parent shall each use their reasonable best efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and foreign governmental and regulatory rulings and approvals), and the Company and Parent shall make all filings (including, without limitation, all filings with United States and foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby, in each case as promptly as practicable.

     SECTION 6.4 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to become materially untrue or inaccurate, or (ii) any failure of the Company, Parent or Merger Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided further that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 7.2(a) or 7.3(a) unless the failure to give such notice results in material prejudice to the other party.

     SECTION 6.5 Further Action/Tax Treatment. Upon the terms and subject to the conditions hereof each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The foregoing covenant shall not include any obligation by Parent to agree to divest, abandon, license or take similar action with respect to any assets (tangible or intangible) of Parent or the Company. Each of Parent, Merger Sub and the Company shall use its best efforts to cause the Merger to qualify, and will not (both before and after consummation of the Merger) take any actions which to its knowledge could reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of Section 368 of the Code.

     SECTION 6.6 Public Announcements. Parent and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that Parent may, without the prior consent of the Company (after reasonable efforts to give notice to the Company), issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the NASDAQ Stock Market.

     SECTION 6.7 Conveyance Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or before the Effective Time.

                                  ARTICLE VII

                           CONDITIONS TO THE MERGER

     SECTION 7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) Requisite Approvals. This Agreement, the Merger Agreement and the Merger shall have received the Requisite Approvals.

     (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal; and

     (c) Governmental Actions. There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit Parent from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Parent or any of its subsidiaries of all or a material portion of the business or assets of Parent or any of its subsidiaries, or seeking to compel Parent or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Parent or any of its subsidiaries (including the Surviving Corporation and its subsidiaries), as a result of the Merger or the transactions contemplated by this Agreement.

     (d) Merger Agreement; Officers' Certificates. The Merger Agreement shall have been executed and delivered by the parties thereto. The Officers' Certificates contemplated under Section 1103 of the CCC shall have been executed and delivered by the requisite officers of the constituent corporations to the Merger.

     SECTION 7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects at and as of the Effective Time with the same force and effect as if made at and as of such time, except where the failure of such representations and warranties to be true and correct would not be reasonably expected to have a Material Adverse Effect on the Company, and Parent shall have received a certificate to such effect signed by the President of the Company;

     (b) Agreements and Covenants. The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the President of the Company;

     (c) Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the due authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company;

     (d) Opinion of Counsel to the Company. Parent shall have received an opinion of Wilson, Sonsini, Goodrich & Rosati, counsel to the Company in form and substance as set forth on Exhibit 7.2(d) attached hereto;

     (e) Tax Opinion. Parent shall have received an opinion of Ropes & Gray, in form and substance reasonably satisfactory to Parent, to the effect that the Merger will constitute a reorganization within the meaning of
Section 368 of the Code. In rendering such opinion, counsel may rely upon such reasonable representations and certificates of Parent, Merger Sub, the Company and certain shareholders of the Company as the parties may agree, and the parties to this Agreement agree to make, and to use reasonable efforts to cause such shareholders of the Company to make, such representations and deliver such certificates;

     (f) Registration Rights. All existing registration rights, preemptive rights and rights of first refusal with respect to the purchase of the capital stock of the Company of holders of Company securities shall have been terminated and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the President and the Chief Financial Officer of the Company;

     (g) Consulting Agreements. Each of the Principal Stockholders other than Richard Rose shall have entered into consulting agreements with Parent in a the form reasonably satisfactory to Parent (the "Consulting Agreements") and such agreements shall be in full force and effect as of the Effective Time;

     (h) Rose Employment Agreement. Richard Rose shall have entered into an employment agreement with Parent in a from reasonably satisfactory to Parent (the "Employment Agreement").

     (i) Escrow Agreement. Each of the Principal Stockholders shall have executed and delivered a counterpart to the Escrow Agreement which agreement shall be substantially in the form of Exhibit 7.2(i) (the "Escrow
Agreement");

     (j) Research Plan Agreement. Each of the Principal Stockholders (other than Richard Rose) shall have executed a counterpart to the Research Plan Agreement which Agreement shall be substantially in the form of Exhibit 7.2(j) (the "Research Plan Agreement");

     (k) Stockholder Consent. In addition to obtaining the Requisite Approvals, stockholders of the Company holding not less than 85% of the Company Common Stock that will be outstanding immediately prior the Effective Time and 85% of the Class B Common Stock outstanding shall have (a) either
(i) voted for and approved each of this Agreement, the Merger Agreement and the Merger or (ii) approved each of this Agreement, the Merger Agreement and the Merger by written consent and (b) executed and delivered an Investment Letter in the form of Exhibit 7.2(k).

     (l)  License Agreements.  Each of the license agreements listed on
Section 2.17(b) of the Company Disclosure Schedule and each of the sponsored research agreements listed on Section 2.5(a) of the Company Disclosure Schedule shall be in full force and effect and no party to any such license or agreement shall have given any notice of its intention to terminate or cease work under or not renew any such license or agreement. Each of the holders of the Licensor Stock Options shall have consented in writing to the assumption by Parent of such Licensor Stock Option and the issuance of shares of Parent Common Stock in lieu of Company Common Stock under such option, all as provided in Section 1.6(f) above.

     SECTION 7.3 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

     (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects on and as of the Effective Time, with the same force and effect as if made at and as of such time, except where the failure of such representations and warranties to be true and correct would not be reasonably expected to have Material Adverse Effect on Parent, and the Company shall have received a certificate to such effect signed by the Chief Financial Officer of Parent;

     (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective, and the Company shall have received a certificate to such effect signed by the Chairman and the Chief Financial Officer of Parent;

     (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Parent and Merger Sub for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Parent and Merger Sub;

     (d) Tax Opinions. The Company shall have received a written opinion of Wilson, Sonsini, Goodrich & Rosati, in form and substance reasonably satisfactory to the Company, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code. In rendering such opinion, counsel may rely upon such reasonable representations and certificates of Parent, Merger Sub, the Company and certain shareholders of the Company as the parties may agree, and the parties to this Agreement agree to make, and to use reasonable efforts to cause such shareholders of the Company to make, such representations and deliver such certificates;

     (e) Opinion of Counsel to Parent. The Company shall have received an opinion of Ropes & Gray, counsel to Parent, in form and substance as set forth on Exhibit 7.3(e) attached hereto;

     (f) Rose Employment Agreement. Parent and Richard Rose shall have entered into an employment agreement in a form reasonably acceptable to the Company; and

     (g)  Consulting Agreements.   Parent shall have executed and delivered
counterparts to Consulting Agreements for each of the Principal Stockholders other than Richard Rose and such Consulting Agreements shall be in a form reasonably satisfactory to the Company.

     (h) Research Plan Agreement. Parent shall have executed and delivered a counterpart to the Research Plan Agreement.

     (i) Legal Expenses. The legal expenses due to Wilson, Sonsini, Goodrich & Rosati: ("W,S,G&R") set forth in Section 2.7(c) of the Company Disclosure Schedule and the fees and expenses of W,S,G&R for services rendered to the Company in connection with the transactions contemplated by this Agreement shall have been paid.

                                 ARTICLE VIII

                                 TERMINATION

     SECTION 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the Stockholders of the Company:

     (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or

     (b) by either Parent or the Company if the Merger shall not have been consummated by October 31, 1997 (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

     (c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party who has not complied with its obligations under Section 6.6 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); or

     (d) by Parent, (i) if any representation or warranty of the Company set forth in this Agreement shall be untrue when made in any material respect, or
(ii) upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied (each a "Terminating Breach"), provided, that, if such Terminating Breach is curable prior to October 31, 1997 by the Company through the exercise of its reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 8.1(d); or

     (e) by the Company, (i) if any representation or warranty of Parent set forth in this Agreement shall be untrue when made, or (ii) upon a breach of any covenant or agreement on the part of Parent set forth in this Agreement, such that the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied (each a "Company Terminating Breach"), provided that, if such Company Terminating Breach is curable prior to October 31, 1997 by Parent through the exercise of its reasonable best efforts and for so long as Parent continues to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 8.1(e); or

     (f) by Parent, if any representation or warranty of the Company shall have become untrue such that the condition set forth in Section 7.2(a) would not be satisfied, or by the Company, if any representation or warranty of Parent shall have become untrue such that the condition set forth in Section 7.3(a) would not be satisfied, in either case other than by reason of a Terminating Breach; or

     (g) by Parent in the event an action is threatened or commenced for which Parent is obligated to indemnify the directors and officers of the Company pursuant to Section 9.1(e).

     SECTION 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) for the confidentiality provisions of Section 6.2, Sections 6.6, 8.3, 9.1, 9.2, 9.5, 9.7, 9.8, 9.9, 9.10, 9.12, 9.13 and 9.14 which shall survive any termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach hereof.

     SECTION 8.3  Fees and Expenses.

     Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that in the event the Merger is consummated, the stockholders of the Company shall pay all legal, accounting, financial advisory, investment banking and other fees incurred by the Company or any Subsidiary (or for which the Company or any Subsidiary may be or become liable) in connection with this Agreement and the consummation of the Merger in excess of $75,000 (the "Excess Company Expenses"). At the Closing, the Company shall provide to Parent a good faith estimate of the total Company Expenses and such amount shall be used in calculating the Exchange Ratio pursuant to Section 1.1(e). If, following the Effective Time, it is determined that there are additional unpaid Excess Company Expenses, the Stockholders Representative shall permit Parent to receive Escrow Shares having a value as calculated in accordance with the Escrow Agreement in payment of such expenses.

                                  ARTICLE IX

                              GENERAL PROVISIONS

     SECTION 9.1  Indemnification.

     (a) Charters and By-Laws. The Surviving Corporation agrees that all rights to indemnification or exculpation now existing in favor of the employees, agents, directors or officers of the Company (the "Company Indemnified Parties") as provided in its charter or By-Laws shall continue in full force and effect for a period of not less than three years from the Closing Date; provided, however, that, in the event any claim or claims are asserted or made within such three-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. Any determination required to be made with respect to whether a Company Indemnified Party's conduct complies with the standards set forth in the charter or By-Laws of the Company or otherwise shall be made by independent counsel selected by the Company Indemnified Party reasonably satisfactory to the Surviving Corporation (whose fees and expenses shall be paid by the Surviving Corporation).

     (b)  Survival of Representations and Warranties.

          (i) The representations and warranties of the Company and Parent made in this Agreement, shall survive the Merger for a period of eighteen months from the Closing Date and shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement.

          (ii) No claim for indemnification under this Section 9.1 for breach of a representation or warranty may be commenced after the date that is eighteen months following of the Closing Date, provided, however, that claims made within the applicable time period shall survive to the extent of such claim until such claim is finally determined and, if applicable, paid.

     (c) Indemnification of the Parent and Merger Sub. By their approval of this Agreement and their acceptance of the Merger Consideration, each of the Principal Stockholders (each in his capacity as an indemnifying party, an "Indemnifying Party") agrees to indemnify, defend, protect, and hold harmless each of Parent, Merger Sub, the Surviving Corporation and each of their respective subsidiaries and affiliates (each in its capacity as an indemnified party, an "Parent Indemnitee") at all times from and after the date of this Agreement from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) (collectively "Damages") incurred by such Parent Indemnitee as a result of or incident to (i) any breach of any representation or warranty of the Company set forth herein with respect to which a claim for indemnification is brought by a Parent Indemnitee within the applicable survival period described in
Section 9.1(b) or (ii) any breach or nonfulfillment by the Company, or any noncompliance by the Company with, any covenant, agreement, or obligation contained herein except to the extent waived by Parent.

     (d) Indemnification of the Stockholders of the Company. Parent (in its capacity as an indemnifying party, an "Indemnifying Party") agrees to indemnify, defend, protect, and hold harmless each of the stockholders of the Company (each in his or her or its capacity as an indemnified party, a "Company Indemnitee") at all times from and after the date of this Agreement from and against all Damages incurred by such Company Indemnitee as a result of or incident to (i) any breach of any representation or warranty of the Parent or Merger Sub set forth herein with respect to which a claim for indemnification is brought by a Company Indemnitee within the applicable survival period described in Section 9.1(b), (ii) any breach or nonfulfillment by Parent or Merger Sub, or any noncompliance by Parent or Merger Sub with, any covenant, agreement, or obligation contained herein except to the extent waived by the Company.

     (e) Indemnification of Directors and Officers of the Company. Parent (in its capacity as an indemnifying party, an "Indemnifying Party") agrees to indemnify, defend, protect and hold harmless each of the officers and directors of the Company (in his or her capacity as an indemnified party a, "Company Indemnitee"; the term "Indemnitee" shall refer to both Company Indemnitees and Parent Indemnitees) from and against all Damages incurred by such Company Indemnitee as a result of or incident to (i) any claim or action brought by a stockholder or stockholders of Parent to which an officer or director of the Company is made a party as a result of such stockholder's service as a director or officer of the Company or as a result of such person's ownership of shares of the capital stock of the Company or (ii) any claim or action brought by a stockholder of the Company in connection with the transactions contemplated by this Agreement alleging a breach of the duties of the officers and directors of the Company to the stockholders of the Company.

     (f) Third Person Claims. Promptly after an Indemnitee has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person") or the commencement of any action or proceeding by a Third Person, the Indemnitee shall, give the Indemnifying Party written notice of such claim or the commencement of such action or proceeding; provided, however, that the failure to give such notice will not effect the Indemnities' right to indemnification hereunder with respect to such claim, action or proceeding, except to the extent that the Indemnifying Parties have been actually prejudiced as a result of such failure. If an Indemnifying Party notifies the Indemnitee within 30 days from the receipt of the foregoing notice that he or it wishes to defend against the claim by the Third

Person then the Indemnifying Parties shall have the right to assume and control the defense of the claim by appropriate proceedings with counsel reasonably acceptable to Indemnitee. The Indemnitee may participate in the defense, at its sole expense of any such claim for which the Indemnifying Parties shall have assumed the defense pursuant to the preceding sentence, provided that counsel for the Indemnifying Parties shall act as lead counsel in all matters pertaining to the defense or settlement of such claims, suit or proceedings; provided, however, that Indemnitee shall control the defense of any claim or proceeding that in Indemnitee's reasonable judgment could have a material and adverse effect on Indemnitee's business apart from the payment of money damages. The Indemnitee shall be entitled to indemnification for the reasonable fees and expenses of its counsel for any period during which the Indemnifying Parties have not assumed the defense of any claim. Any such fees and expenses shall be paid promptly by the Indemnifying Party following receipt of an invoice for such fees and expenses. Whether or not the Indemnifying Parties shall have assumed the defense of any claim, neither the Indemnitee nor any Indemnifying Party shall make any settlement with respect to any such claim, suit or proceeding without the prior consent of the other, which consent shall not be unreasonably withheld or delayed. It is understood and agreed that in situations where failure to settle a claim expeditiously could have an adverse effect on the party wishing to settle, the failure of the party controlling the defense to act upon a request for consent to such settlement within five business days of receipt of notice thereof shall be deemed to constitute consent to such settlement for purposes of this Section 9.1. If the Indemnifying Party desires to accept a final and complete settlement of any such Third Person claim and the Indemnitee refuses to consent to such settlement, then the Indemnifying Party's liability under this Article IX with respect to such Third Person claim shall be limited to the amount so offered in settlement by said Third Person and the Indemnitee shall reimburse the Indemnifying Party for any additional costs of defense which it subsequently incurs with respect to such claim. For purposes of this Article IX, notice by a Parent Indemnitee to the Stockholders Representative shall be deemed to be notice to the Principal Stockholders in their capacity as Indemnifying Parties hereunder and decisions by the Stockholders Representative shall be binding upon each of the Principal Stockholders.

     (g) Method of Payment. All claims for indemnification by Parent, Merger Sub or the Surviving Corporation or another Parent Indemnitee shall be paid solely from the Escrow Account. To the extent that Parent, Merger Sub, or, the Surviving Corporation or another Indemnitee makes a claim against the Escrow Account pursuant to the Escrow Agreement, and such claim is paid in shares of Parent Common Stock, then for purposes of such payment, the shares of Parent Common Stock shall be valued at the average of the daily closing sales prices of a share of Parent Common Stock as reported by the NASDAQ Stock Market (as reported by the Wall Street Journal or, if not reported thereby, as reported by another authoritative source as mutually agreed by Parent and the Company) for the five (5) consecutive trading days ending on and including the date of the effective time. In no event shall any Principal Stockholder be obligated to indemnity a Parent Indemnitee other than from the Escrow Account. All claims for indemnification by a Company Indemnitee shall be paid in cash.

     (h) Limitations. (i) Except as provided below, the Principal Stockholders shall not be required to indemnify any Parent Indemnitee until Damages suffered by such Parent Indemnitee, together with Damages suffered with respect to all other claims for indemnification by Parent Indemnitees pursuant to this Agreement, exceeds $1,000,000 and then the Parent Indemnitee shall be entitled to recover from the Principal Stockholders all Damages incurred by such Parent Indemnitee (including the first $1,000,000 of Damages). The foregoing sentence shall not in any way limit Parent's right to recover amounts in respect of the Excess Company Expenses from the Escrow Account. Notwithstanding the foregoing, in connection with Damages resulting from or incident to any breach of the representation and warranty of the Company set forth in Section 2.3 or Section 2.7(c), the Parent Indemnitees shall be entitled to be indemnified in full to the extent such Damages exceed an aggregate of $250,000. The liability of the Principal Stockholders to provide indemnification for Damages hereunder shall be limited to the Escrow Shares.

     (ii) With respect to claims by Company Indemnitees pursuant to Section 9.1(d), Parent shall not be required to indemnify any Company Indemnitee until the Damages suffered by such Company Indemnitees, together with Damages suffered with respect to all other claims for indemnification by Company Indemnitees pursuant to Section 9.1(d), exceed $1,000,000 and then the Company Indemnitees shall be entitled to recover from Parent all Damages incurred by such Company Indemnitee (including the first $1,000,000 of Damage).

     (iii) All Damages paid to an Indemnitee shall be paid net of any insurance recovery and tax benefit such Indemnitee actually receives as a result of the claim or incident giving rise to such Damages.

     (i) Exclusive Remedy; No Circular Recovery. The rights of Indemnitees under this Article IX shall be the exclusive remedy of the Indemnitees with respect to any claim for which such Indemnitee is entitled to indemnification hereunder. Each Principal Stockholder hereby agrees that he will not make any claim for indemnification against either Parent or Merger Sub by reason of the fact that he was a director, officer, employee, consultant, agent or other representative of the Company (whether such claim is for Damages of any kind or otherwise and whether such claim is pursuant to any statute, charter, by-law, contractual obligation or otherwise) with respect to any claim for indemnification brought by a Parent Indemnitee against the Principal Stockholders.

     SECTION 9.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

     (a)  If to Parent or Merger Sub:

          CytoTherapeutics, Inc.
          Two Richard Square
          Providence, Rhode Island 02906

          Telecopier No.:  (401) 272-3310
          Telephone No.:  (401) 272-3485
          Attention:  General Counsel

     With a copy to:

          Geoffrey B. Davis, Esq.
          Ropes & Gray
          30 Kennedy Plaza
          Providence, Rhode Island 02903

          Telecopier No.: (401) 455-4400
          Telephone No.: (401) 455-4401

     (b)  If to the Company or Principal Stockholder:

          c/o Alan Austin, Esq.
          Wilson, Sonsini, Goodrich & Rosati
          650 Page Mill Road
          Palo Alto, CA  94303-1050

          Telecopier No.:  (415) 496-4084
          Telephone No.:  (415) 493-9300

     With a copy to:

          Alan K. Austin, Esq.
          Wilson, Sonsini, Goodrich & Rosati
          650 Page Mill Road
          Palo Alto, CA 94303-1050

          Telecopier No.:  (415) 496-4084
          Telephone No.:  (415) 493-9300

     (c) If to the Principal Stockholders, to the address for such Principal Stockholder set forth in the records of Parent.

     SECTION 9.3 Certain Definitions. For purposes of this Agreement, the term:

     (a) "affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which the first mentioned person (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 5% or more;

     (b) "beneficial owner" with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

     (c) "business day" means any day other than a Saturday or Sunday or any day on which banks in the State of Rhode Island are required or authorized to be closed;

     (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

     (e) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

     (f) "subsidiary" or "subsidiaries" of the Company, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 9.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 9.5 Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     SECTION 9.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     SECTION 9.8 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Letter), both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     SECTION 9.9 Assignment; Guarantee of Merger Sub Obligations. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any affiliate thereof provided that no such assignment shall relieve the assigning party of its obligations hereunder. Parent guarantees the full and punctual performance by Merger Sub of all the obligations hereunder of Merger Sub or any such assignees.

     SECTION 9.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than Section 9.1(a) (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties).

     SECTION 9.11 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     SECTION 9.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California applicable to contracts executed and fully performed within the State of California.

     SECTION 9.13 Waiver of Jury Trial. To the extent not prohibited by applicable law which cannot be waived, each of the parties hereto hereby waives, and covenants that he or it will not assert (whether as plaintiff, defendant, or otherwise), any right to trial by jury in any forum in respect of any issue, claim, demand, cause of action, action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof, in each case whether now existing or hereafter arising and whether in contract or tort or otherwise. Any of the parties hereto may file an original counterpart or a copy of this Section 9.13 with any court as written evidence of the consent of each of the parties hereto to the waiver of his or its right to trial by jury.

     SECTION 9.14 Counterparts; Miscellaneous. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to have been executed simultaneously and shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement is to be deemed to have been prepared jointly by the parties hereto, and any uncertainty or ambiguity existing herein, if any, shall not be interpreted against any party, but shall be interpreted according to the application of the rules of interpretation for agreements that have been negotiated at arm's-length. To the extent not prohibited by applicable law which cannot be waived, all of the rights and remedies of the parties hereunder shall be cumulative.

                        [This space intentionally left blank.]

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                         CYTOTHERAPEUTICS, INC.



                         By:     /s/ Seth Rudnick
                              -----------------------------------
                            Name:  Seth Rudnick
                            Title:    President

                         CTI ACQUISITION, CORP.



                         By:     /s/ John McBride
                              ------------------------------------
                            Name:  John McBride
                            Title:

                         STEMCELLS, INC.



                         By:    /s/  Richard Rose
                              ---------------------------------------
                            Name:  Richard Rose
                            Title:    President